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                                                                    EXHIBIT 10.6



                        SUPPLEMENTAL RETIREMENT AGREEMENT
                                  CLARIFICATION


     MEMC Electronic Materials, Inc. ("MEMC") and Ludger H. Viefhues (the "Executive") entered into a Supplemental Retirement Agreement dated February 17, 1999 (the "Retirement Agreement").

     It has subsequently been determined that the Retirement Agreement may not accurately reflect the intent of the parties in all respects; and that the method of delivery of the benefits provided in the Retirement Agreement may be inconsistent in some respects with the requirements applicable to the MEMC Pension Plan and the MEMC welfare plans.

     The parties now wish to amend the Retirement Agreement to correct a mathematical error regarding the pro rata annual incentive payment and to conform the technical method of delivery of the benefits to conform to the requirements governing the MEMC Pension Plan and the MEMC welfare plans.

     NOW, THEREFORE, the Retirement Agreement is hereby modified as follows:

     1. The pro rata annual incentive payment provided for in Section 3.1 of the Retirement Agreement shall be calculated by multiplying the full 1999 bonus by
0.624658 (instead of 0.71237) to accurately reflect the actual number of days in 1999 through the end of the Transition Term.

     2. Section 4.2 of the Retirement Agreement is hereby amended to read in its entirety as follows:

        4.2. Pension Credit. As of the Transition Date, the Executive shall receive an additional year of credit for service under the MEMC SEPP. The Executive's accrued benefit under the SEPP shall be payable as soon as practical after August 18, 2000, and shall be based on service credit including such



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     additional year and on Average Total Earnings determined as of August 17, 1999. MEMC acknowledges that, as of the Transition Date, the combination of the Executive's age and years of service is at least 80, and therefore, the Executive will be eligible for the "Combo 80" early retirement income benefits under the MEMC Pension Plan in accordance with its terms.

     3. Section 4.5 of the Retirement Agreement is hereby amended to read in its entirety as follows:

          4.5. Other Employee Benefit and Perquisites. Effective as of the Transition Date, the Executive shall continue to participate in the Retiree Medical Plan of MEMC in accordance with its terms. MEMC acknowledges that as of the Transition Date, the Executive will be eligible for coverage under the Retiree Medical Plan. In addition, MEMC shall pay the Executive an amount in cash equal to the cost to the Executive of paying for COBRA continuation coverage for dental benefits (the "COBRA Premium Reimbursement"). MEMC acknowledges that the Executive will be eligible for retiree life insurance benefits under its Retiree Life Insurance Plan, which presently provides benefits equal to 25% of the coverage applicable to active employees. In addition, MEMC shall provide the Executive with a term life insurance policy for one million dollars ($1,000,000.00) of coverage effective for the one year period beginning on the Transition Date. MEMC shall also pay the Executive an amount in cash (the "Tax Gross-Up Amount") so that the net amount after payment of the federal and state income tax imposed on the COBRA Premium Reimbursement, the cost of the additional term life insurance policy, and the Tax Gross-Up Amount shall equal the COBRA Premium Reimbursement and the cost of the additional term life insurance policy. In addition, MEMC agrees that it will provide the Executive with reasonable and customary tax preparation services and financial planning assistance for the 1999 tax year.

     The parties to this Agreement hereby acknowledge that the Retirement Agreement, as modified and clarified by this Agreement, reflects and implements the agreement regarding supplemental retirement benefits between Executive and the Board of Directors of MEMC.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this
17th day of March, 1999.

                                                MEMC ELECTRONIC MATERIALS, INC.



                                                By:/s/ James W. Wick
                                                   -----------------------------
                                                   James W. Wick
                                                   Corporate Vice President,
                                                   Human Resources



                                                /s/ Ludger H. Viefhues
                                                --------------------------------
                                                Ludger H. Viefhues
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